Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

This Severance Agreement and Release of Claims (the "Agreement") is made and entered into by and between Joseph H. Towell ("Employee") and Yadkin Bank ("Employer"), as well as any affiliated or related entities, subsidiaries, or divisions, and the shareholders, directors, officers, employees, and agents thereof (collectively referred to as "Employer").

THE PARTIES acknowledge the following:

WHEREAS, Employee was employed by Employer until June 30, 2015 when his employment was terminated (the "Termination Date") pursuant to a corporate restructuring; and

WHEREAS, Employee desires to receive severance pay and benefits provided pursuant to this Agreement, and Employer is willing to provide this pay and benefits to Employee on the condition that Employee enters into this Agreement.

THEREFORE, in consideration of the mutual agreements and promises set forth within this Agreement, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree as follows:

1.    Definitions.

Unless the context plainly requires otherwise, the term "Employee" includes the Employee executing this Agreement, as well as the Employee's agents, attorneys, spouse, heirs, dependents, executors, administrator, guarantees, successors and assigns. The term "Employer" includes Yadkin Bank, its managers, shareholders, directors, officers, partners, agents, attorneys, parent entities, employees, employee benefit plans, successors, assigns, affiliates, and subsidiaries, and each of their respective owners, shareholders, directors, officers, partners, agents, attorneys, parent entities, employees, successors, assigns, affiliates and subsidiaries.

2.    Severance Pay.

a.
Severance Pay. In consideration of Employee's agreements and promises set forth below, and in full and complete satisfaction of the Employer’s obligations under that certain Executive Employment Agreement between the Employee and Employer dated April 23, 2014, Employer shall pay to Employee an amount equal Two Million Two Hundred Thousand and 00/100 Dollars ($2,200,000.00) (less standard statutory deductions for federal and state taxes and withholdings), payable in fifty-two (52) equal installments as severance pay under established payroll procedures as set forth in this Agreement. The first installment payment will be made on the next regularly scheduled payroll run occurring after the seven (7) day revocation period (as set forth in Section 17 of this Agreement) provided Employee has (i) executed and not revoked this Agreement; and (ii) remained employed through the Termination Date and will continue the following fifty-one (51) consecutive payroll runs.

b.    Effect of Severance Pay. Employee agrees that the above severance payment does not constitute compensation for purposes of calculating the amount of any benefits Employee may be entitled to under the terms of any pension or other benefit plan of Employer, or for the purpose of accruing any benefit, receiving any allocation of any contribution, or having the right to defer any income in any employee pension or benefit plan.

Employee Initials JHT

Exhibit 10.1

3.    Legal Obligations.

Employer has no prior legal obligations to make the payments described in Section 2, which are expressly conditioned upon the promises of Employee herein. Except as otherwise provided herein, Employee shall be solely responsible for any and all federal and state tax liability or consequences (including, but not limited to, taxes, contributions, withholdings, fines, penalties, and interest) which could arise as a result of the severance payment to Employee pursuant to this Agreement.

4.    No Admission of Liability.

By entering into this Agreement, Employer does not admit any wrongdoing or that it has breached any obligation with respect to Employee's employment.

5.    Release and Covenant Not To Sue.

In exchange for Employer's agreement to provide the above-referenced severance payment, Employee releases and discharges Employer from any and all claims, demands, and liabilities that Employee has ever had or now may have against Employer or Employer's officers, directors, or employees, both known and unknown, including, but not limited to, any and all claims, demands, and liabilities based on Employee's employment with Employer or the termination of the employment relationship. Further, Employee promises not to file or permit to be filed any lawsuit, complaint, or action against Employer, or Employer's officers, directors, or employees arising out of or in any way related to his employment with Employer or the termination of said employment with Employer.

This release and covenant not to sue includes, but is not limited to, a release of any and all rights or claims Employee may have under any federal, state, or local laws, ordinances, or regulations including, but not limited to: any claims of age discrimination under the Age Discrimination in Employment Act; claims under Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act (ERISA); the Consolidated Budget Reconciliation Act (COBRA); the Equal Pay Act of 1963; the Pregnancy Discrimination Act; any and all state laws addressing the rights of employees and the payment of wages; and all amendments to these Acts. This release also includes a release of any claims for wrongful termination, breach of express or implied contract, intentional or negligent infliction of emotional distress, libel, slander, as well as any other claims, whether in tort, contract or equity, under state or federal statutory or common law. Employee further agrees that in the event that any person or entity should file a lawsuit, complaint, or action on Employee's behalf, Employee hereby waives and forfeits any right to recovery under such claims and will exercise every good faith effort to have such claims dismissed.

By entering into this Agreement, Employee does not waive any rights or claims that might arise as a result of any conduct that occurs after the date this Agreement is signed by the parties, nor shall this Agreement be interpreted to provide that Employee has entered into any covenant or promise that would be invalid under applicable federal or state law.

6.    No Prior Assignment.

Employee further warrants and covenants, recognizing that the truth of this warranty and covenant is material to the above consideration having passed, that Employee has not assigned, transferred or conveyed at any time to any individual or entity any alleged rights, claims or causes of action against Employer.

Employee Initials JHT

Exhibit 10.1

7.    No Employment Relationship; Consulting Services.

The relationship of employer-employee terminated effective as of the date of Employee's Termination Date and the relationship created by this Agreement is purely contractual and no employer-employee relationship is intended or inferred from the performance of the parties' obligations under this Agreement. The parties acknowledge that, immediately following the Termination Date, Employee shall serve as the Chairman of the Board of Directors of Employer and that in such role, he shall not be an officer or employee of the Employer. Employee shall receive such compensation for his services as a nonemployee director as determined by the Board of Directors from time to time in accordance with the Employer’s director compensation policies. In addition, for a period of three years beginning on July 1, 2015, Employee agrees to serve Employer as an independent contractor performing such executive management consulting services as may be required or requested by its Board of Directors, including by providing strategic advice and counsel as special consultant to the Board of Directors and the Chief Executive Officer. In exchange for his consulting services, Employee shall receive an amount equal to $100,000 less any compensation for his services as a nonemployee director, payable in quarterly installments no later than the 15th of the first month following the quarter in which such compensation is earned. Employee shall be solely responsible for the payment of all taxes and like obligations with respect to this compensation. At the end of each calendar year during this consulting period, Employer shall issue a Form 1099 to Employee with respect to this compensation. Unless otherwise agreed by the parties, Employer shall provide Employee with an office, telephone, copying capability, email capability and other support services at its office in Statesville, North Carolina and at his home office, as needed.

8.	Non-disparagement.

Employee shall not (except as required by law) communicate to anyone, whether verbally, in writing, or in any other manner, any statement that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of Employer, including a lowered opinion of any services provided by Employer.

9.	Confidentiality.

Employee shall not disclose the contents of this Agreement, including the amount of the monetary payments, except to Employee's (a) spouse, (b) attorney(s), (c) accountant(s) and/or tax preparer(s), (d) as may be required by law, or (e) as necessary to enforce the terms of this Agreement. Employee shall notify anyone to whom the terms of this Agreement are disclosed of the confidentiality provision of this Agreement. Employee recognizes that the disclosure of any information regarding this Agreement by Employee or Employee's family, attorneys, accountants or financial advisors, could cause Employer irreparable injury and damage, the amount of which would be difficult to determine. In the event Employer establishes a violation of this section of the Agreement by Employee, Employee's attorneys, immediate family, accountants, or financial advisors, Employer shall be entitled to injunctive relief without the need for posting a bond and shall also be entitled to recover from Employee the amount of attorneys' fees and costs incurred by Employer in enforcing the provisions of this section. Notwithstanding the foregoing, the parties acknowledge that the Employer may be required to disclose the existence of and terms and conditions of this Agreement pursuant to its periodic reporting obligations as a SEC-registered public reporting company, and upon any such disclosure, Employee’s obligations under this Section 9 shall terminate.

10.    Property.

Employee agrees that by the end of the consulting period described Section 7 above he shall return all property of Employer which is in Employee's possession. This includes, but is not limited to,

Employee Initials JHT

Exhibit 10.1

the computer provided for Employee's personal use, all data, documents, records, correspondence, reports, memoranda, or other property and shall include all copies thereof, including electronically stored information.

11.    Affirmation of Loyalty; Noncompetition.

As a material consideration of this Agreement without which Employer would not have entered into this Agreement or agreed to provide the consideration set forth herein, Employee hereby reaffirms his commitment to honor the restrictive covenants set forth in Section 11 of his Executive Employment Agreement. Employee further stipulates and agrees that in the event Employee breaches any of the restrictive covenants set forth in Section 11 of his Executive Employment Agreement, Employer’s obligations to perform under this Agreement shall automatically terminate and Employer shall have no further obligation to Employee. Further, the consideration provided by Employer as of that date shall serve as full and final consideration in support of Employee’s obligations hereunder. Provided, however, Employer may release Employee from some or all of the restrictive covenants set forth in Section 11, in its sole discretion, upon written request by Employee.

12.    Performance.

Employer's obligation to perform under this Agreement is conditioned upon Employee's agreements and promises to Employer as set forth herein. In the event Employee breaches any such agree-ments or promises or causes any such agreements or promises to be breached, Employer's obligations to perform under this Agree-ment shall automatically terminate and Employer shall have no further obligation to Employee.

13.    Successors and Assigns.

This Agreement shall inure to and be binding upon the parties hereto and to their respective heirs, legal representatives, successors, and assigns.

14.    Governing Law and Forum Selection.

This Agreement shall be construed in accordance with the laws of the state of North Carolina and any applicable federal laws. Moreover, any dispute between the parties regarding this Agreement or Employee's former employment with Employer shall be decided solely by a court of competent jurisdiction in Mecklenburg County, North Carolina.

15.    Entire Agreement; Modification.

This Agreement constitutes the entire understanding of the parties, and no representation, promise, or inducement not included herein shall be binding upon the parties. Employee affirms that the only consideration for the signing of this Agreement is the terms set forth above and that no other promises or assurances of any kind have been made to Employee by Employer or any other entity or person as an inducement for Employee to sign this Agreement. This Agreement may not be changed orally but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

16.    Validity.

The provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any section of this Agreement, or any portion or provision thereof, shall not affect the

Employee Initials JHT

Exhibit 10.1

validity or enforceability of the other portions or provisions. Any such provision deemed to be unenforceable shall be stricken and the remaining provisions shall be appropriately limited and given effect to the extent they may be enforceable.

17.    OWBPA.

Employee acknowledges that it is the mutual intent of the Parties that the full release contained in this Agreement fully complies with the Older Workers Benefit Protection Act. Accordingly, this Agreement requires, and Employee acknowledges and agrees that: (1) the consideration provided to Employee under this Agreement exceeds the nature and scope of any consideration to which Employee would otherwise have been legally entitled to receive absent Employee's execution of this Agreement; (2) execution of this Agreement and the full release herein, which specifically includes a waiver of any claims under the Age Discrimination in Employment Act, is Employee's knowing and voluntary act; (3) Employee is hereby advised to consult with an attorney prior to executing this Agreement; (4) Employee has forty-five (45) calendar days within which to consider this Agreement and Employee's signature on this Agreement prior to the expiration of this forty-five (45) day period (should Employee chose not to take the full period offered) constitutes an irrevocable waiver of said period or its remainder; (5) in the event Employee signs this Agreement, Employee has another seven (7) calendar days to revoke it by delivering a written notice of revocation to the individual addressee identified in the Notice provision below (Section 18), and this Agreement does not become effective until the expiration of this seven-day period; (6) Employee has read and fully understands the terms of this Agreement; and (7) nothing contained in this Agreement purports to release any of Employee's rights or claims under the Age Discrimination in Employment Act that may arise from acts occurring after the date of the execution of this Agreement.

18.    Notice.

All communications or notices required or permitted by this Agreement shall be made by Employee to Employer in writing and shall be delivered and addressed as follows:

Yadkin Bank
204 South Elm Street
Statesville, NC 28677
Attn: Laura Blalock, Chief Human Resources Officer

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

YOU AGREE THAT YOU RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR ENTERING INTO THIS AGREEMENT AND THAT THE COMPANY ADVISED YOU IN WRITING TO CONSULT AN ATTORNEY OR SOMEONE YOU TRUST PRIOR TO SIGNING THIS AGREEMENT. YOU PROMISE THAT NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH HEREIN, AND THAT YOU HAVE SIGNED THE SAME KNOWINGLY AND VOLUNTARILY.

Employee Initials JHT

Exhibit 10.1

YOU HAVE BEEN PROVIDED AT LEAST FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS AND RIGHTS INCLUDING, BUT NOT LIMITED TO, THOSE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED. ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE COMPANY, IN ACCORDANCE WITH THE NOTICE PROVISIONS SET FORTH IN SECTION 18 HEREIN, PRIOR TO THE END OF THE REVOCATION PERIOD.

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Employee Initials JHT

Exhibit 10.1

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed on the date first above written.

As To Employee:		JOSEPH H. TOWELL

Date:	June 29, 2015		/s/ Joseph H. Towell
Employee Signature

Date:	June 29, 2015		/s/ Allison K. Forsyth
Witness Signature

For Employer:		YADKIN BANK

Date:	June 29, 2015	By:	/s/ Laura N. Blalock
Laura N. Blalock
Chef Human Resources Officer

Employee Initials JHT